Exhibit 99.1

Global Blood Therapeutics Appoints Philip A. Pizzo, M.D. to Board of Directors

SOUTH SAN FRANCISCO, Calif. – September 24, 2015 – Global Blood Therapeutics (GBT) (NASDAQ: GBT), a biopharmaceutical company developing novel therapeutics for the treatment of grievous blood-based disorders with significant unmet needs, today announced the appointment of Philip A. Pizzo, M.D., founding director of the Stanford Distinguished Careers Institute and former Dean of Stanford University School of Medicine, to the Company’s Board of Directors.

“We are delighted to expand our Board of Directors to add an individual with such robust and specialized knowledge as Dr. Philip Pizzo,” said Ted W. Love, M.D., chief executive officer of GBT. “Dr. Pizzo is a distinguished physician and brings unparalleled pediatrics expertise from which we will benefit as we aim to transform the treatment of severe blood disorders such as sickle cell disease, a chronic condition that begins in early childhood.”

Philip Pizzo, M.D., is a leader in academic medicine, championing programs and policies to improve the future of science, education and healthcare in the United States and beyond. He currently serves as the David and Susan Heckerman Professor of Pediatrics and of Microbiology and Immunology at Stanford School of Medicine and is a founding director of the Stanford Distinguished Careers Institute. He previously served as Dean of the Stanford School of Medicine from 2001 to 2012, where he was also the Carl and Elizabeth Naumann Professor of Pediatrics and of Microbiology and Immunology. Before joining Stanford, he was the physician-in-chief of Children’s Hospital in Boston and chair of the Department of Pediatrics at Harvard Medical School from 1996-2001. Prior to that, Dr. Pizzo was at the National Cancer Institute, eventually serving as chief of pediatrics and acting scientific director in the Division of Clinical Sciences.

Dr. Pizzo received his M.D. with Honors and Distinction in Research from the University of Rochester and completed an internship and residency at Children’s Hospital Medical Center in Boston, a teaching fellowship at Harvard Medical School, and a clinical and research fellowship in pediatric oncology at the National Cancer Institute. Dr. Pizzo is the author of more than 630 scientific articles and 16 books and monographs, has received numerous awards and honors, is a member of the Institute of Medicine and National Academy of Medicine, and serves on several international boards.

About Sickle Cell Disease (SCD)

Sickle cell disease (SCD) is an inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, leading to formation of abnormal hemoglobin known as sickle hemoglobin, or HbS. In its deoxygenated state, HbS is a propensity to polymerize, or bind together into long, rigid rods within a red blood cell (RBC). This polymerization causes RBCs to assume a sickled shape and to become inflexible, which can cause blockage in small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Global Blood Therapeutics

Global Blood Therapeutics, Inc. (GBT) is a clinical stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its initial product candidate, GBT440, as an oral, once-daily prophylactic therapy for sickle cell disease (SCD) and is currently evaluating GBT440 in both healthy subjects and SCD patients in a randomized, placebo-controlled, double-blind Phase 1/2 clinical trial. In addition to GBT440 for the treatment of SCD, GBT is engaged in research and development activities targeted toward hypoxemic pulmonary disorders, including idiopathic pulmonary fibrosis (IPF), and hereditary angioedema (HAE). To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend these forward-looking statements, including statements regarding the therapeutic potential of GBT440 and any other product candidates that we may identify and develop, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, those set forth in the prospectus for our initial public offering of common stock that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2015, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the SEC. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Joey Fleury (investors)

Brewlife

415-946-1090

investor@globalbloodtx.com

Ryan Flinn (media)

Brewlife

415-946-1059

media@globalbloodtx.com

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